Exhibit 99.1
FOR IMMEDIATE RELEASE
Portman Ridge Finance Corporation Announces Shareholder Approval of Merger with Logan Ridge Finance Corporation
NEW YORK, June 27, 2025 – Portman Ridge Finance Corporation (NASDAQ: PTMN) (“Portman Ridge” or “PTMN”) announced today that it obtained shareholder approval for the issuance of PTMN common stock in connection with the proposed merger of Logan Ridge Finance Corporation (NASDAQ: LRFC) (“Logan Ridge” or “LRFC”) with and into PTMN (the “Share Issuance Proposal”) following the adjourned special meeting of shareholders held on June 27, 2025.
PTMN shareholders voted overwhelmingly in favor of the proposed transaction, with approximately 88% of voting shareholders supporting the proposal. Of note, on June 20, 2025, LRFC stockholders approved the merger with PTMN. Thus, subject to the satisfaction of customary closing conditions, the merger is expected to close on or about July 15, 2025.
Ted Goldthorpe, President and Chief Executive Officer of PTMN and LRFC and Head of the BC Partners Credit Platform, stated, “We would like to thank our shareholders for their strong support of the merger with LRFC. Their vote affirms the strategic vision behind this combination and supports our efforts to create a larger, more efficient platform that is better positioned for long-term growth.
Upon closing, we look forward to rebranding the combined company as BCP Investment Corporation to reflect the Company’s affiliation with the broader BC Partners Credit Platform. Additionally, we are proud to introduce a monthly distribution framework, and implement a robust share repurchase initiative, all designed to enhance shareholder value and align interests across the platform.
We are excited about the opportunities ahead and remain committed to delivering compelling risk-adjusted returns for our shareholders.”
Merger Related Terms
•Pre-closing: Shareholders of LRFC will receive 1.50 newly issued shares of PTMN common stock in exchange for each share of common stock of LRFC .
•Upon the closing of the merger: Portman Ridge will rebrand and begin operating under the name BCP Investment Corporation (the “Company” or “BCIC”). In connection with the rebranding, the Company will continue to trade on the Nasdaq under the new ticker symbol “BCIC”.

•Beginning in 2026: The Company will transition to paying its currently quarterly base distribution on a monthly basis, while retaining the potential for quarterly supplemental distributions. The quarterly supplemental distributions will continue to approximate 50% of the incremental net investment income earned in excess of the base monthly distributions.
•Over the next 24 months: To further align our interests with shareholders and drive additional value creation, the Company, along with its management, its adviser and their affiliates intend to acquire up to 20% of the Company’s outstanding common stock to the extent the Company’s shares continue to trade below 80% of net asset value (“NAV”), which implies a share price of $15.08 based Portman Ridge’s March 31, 2025 NAV per share, or approximately a 20% premium to PTMN’s June 26, 2025 closing market price. These purchases will begin no earlier than 60 calendar days following the date of the closing of the LRFC merger and may occur through various methods, including open market purchases and privately negotiated transactions, and may be conducted pursuant to Rule 10b5-1 and Rule 10b-18 trading plans. In this regard and as previously announced, PTMN’s Board of Directors has authorized an open market stock repurchase program of up to $10 million for the period from March 12, 2025 to March 31, 2026. The Company, its management and its adviser also reserve the right to conduct tender offers as part of the Company’s broader value creation initiatives.
About Portman Ridge Finance Corporation
PTMN is a publicly traded, externally managed closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. PTMN’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. PTMN’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P. PTMN’s filings with the Securities and Exchange Commission (“SEC”), earnings releases, press releases and other financial, operational and governance information are available on Portman Ridge’s website at www.portmanridge.com.
About Logan Ridge Finance Corporation
LRFC is a business development company (a “BDC”) that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle-market companies. LRFC invests in performing, well-established middle-market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit www.loganridgefinance.com.
About BC Partners Advisors L.P. and BC Partners Credit
BC Partners Advisors L.P. (“BC Partners”) is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades.

Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.
BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.
Cautionary Statement Regarding Forward-Looking Statements
Some of the statements in this communication constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to future operating results and distribution projections of the Company; business prospects of the Company, and future share repurchase/purchase activity. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this communication involve risks and uncertainties. More information on the risks and other potential factors that could affect these forward-looking statements is included in Registration Statement and Joint Proxy Statement (in each case, as defined below). Although PTMN and LRFC undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that PTMN and LRFC in the future may file with the SEC, including the Registration Statement and Joint Proxy Statement, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
Contacts:
Portman Ridge Finance Corporation
650 Madison Avenue, 3rd floor
New York, NY 10022
Brandon Satoren
Chief Financial Officer
Brandon.Satoren@bcpartners.com
(212) 891-2880
The Equity Group Inc.
Lena Cati
lcati@equityny.com
(212) 836-9611
Val Ferraro
vferraro@equityny.com
(212) 836-9633